Hammer Fiber Optics Holdings Corp Announces Closing of Acquisition of

Endstream Communications, LLC

Piscataway, N.J. December 18, 2018 – Hammer Fiber Optics Holdings Corp (OTCQB: HMMR) announced the closing of its acquisition of Endstream Communications, LLC on the 17th of December. “This closing concludes the transaction originally contemplated in the signing of the May LOI with the Partners of 1stPoint Communications, Open Data Centers and Endstream Communications,” commented Erik Levitt, Hammer’s CEO. "The acquisition of our portfolio by Hammer represented a great outcome for our partnership. The combined entities form a strong platform on which to base Hammer's future growth."

Endstream provides wholesale voice services to clients worldwide, with a focus on termination, origination and toll free services in the United States, Canada, the United Kingdom and Israel. “Hammer will expand these services into other markets as part of the foundation of its Everything Wireless strategy,” said Kristen Vasicek, Hammer’s COO, who has been responsible for Endstream’s marketing and product development since 2016. “In the last three years Endstream has evolved its services to suit the needs of the changing wholesale voice market, including the rollout of its international mobile operator footprint.” Endstream launched its wholesale mobile origination service in the United States in the second quarter of 2018 and is adding France and the United Kingdom to the wholesale mobile DID portfolio. More markets will be rolled out through the first and second quarters of the 2019 calendar year.

About Hammer

Hammer Fiber Optics Holdings Corp. (OTCQB:HMMR) is a telecommunications company investing in the future of wireless technology. Hammer’s “Everything Wireless” go to market strategy includes the development of high-speed fixed wireless service for residential and small businesses using its wireless fiber platform, Hammer Wireless® AIR, over-the-top services such as voice, SMS and video collaboration services, the construction of smart city networks and hosting services including cloud and colocation. For more information contact Frank Pena at fpena@hammerfiber.com.